     As filed with the Securities and Exchange Commission on June 11, 1998
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ________________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ________________________
                      ILLINOIS SUPERCONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)


            DELAWARE                                         36-3688459
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

       451 KINGSTON COURT, MT. PROSPECT, ILLINOIS 60056, (847) 391-9400 (Address, including zip code, and telephone number, including area code, of
   Registrant's principal executive offices)

                                EDWARD W. LAVES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      ILLINOIS SUPERCONDUCTOR CORPORATION
       451 KINGSTON COURT, MT. PROSPECT, ILLINOIS  60056, (847) 391-9400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ________________________
                                WITH COPIES TO:

LAWRENCE D. LEVIN, ESQ.                            BRUCE A. ZIVIAN, ESQ.
 Katten Muchin & Zavis                  Ehrenreich Eilenberg Krause & Zivian LLP
525 West Monroe Street                      20 North Wacker Drive, Suite 3230
Chicago, Illinois 60661                               Chicago, Illinois 60606
    (312) 902-5200                                        (312) 917-9900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                             PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE        AGGREGATE      AMOUNT OF REGISTRATION
               REGISTERED                    REGISTERED          PER SHARE       OFFERING PRICE             FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
(including preferred stock purchase
rights)                                  11,418,515 shares       $2.19 (1)       $25,006,548 (1)           $7,377
============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices of the Common Stock as reported by the Nasdaq National Market on June 8, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                   Subject to Completion, Dated June 11, 1998


--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------


                               11,418,515 SHARES


       [Illinois Superconductor
                logo]             ILLINOIS
                                  SUPERCONDUCTOR
                                  CORPORATION




                                  COMMON STOCK
                                  ------------

         The shares (the "Shares") of Common Stock, $.001 par value (including preferred stock purchase rights) (the "Common Stock"), of Illinois Superconductor Corporation (the "Company") covered by this Prospectus may be sold from time to time by the stockholders specified in this Prospectus or their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). See "Selling Stockholders." This Prospectus relates to (a) 11,418,515 Shares, of which (i) 6,900,000 are Shares which may in the future be issued to the Selling Stockholders upon the conversion of an aggregate of $10.35 million principal amount of Senior Convertible Notes (the "Notes"), (ii) 378,515 are Shares which may be issued to the Selling Stockholders as accrued interest for four years on the Notes, and (iii) 4,140,000 are Shares which may in the future be issued to the Selling Stockholders upon the exercise of outstanding warrants held by the Selling Stockholders (the "Warrants") and (b) such presently indeterminate number of additional Shares as may be issuable in connection with the Shares registered for sale hereby (i) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the Company's number of outstanding shares of Common Stock or (ii) payment of interest thereon, pursuant to fluctuations in the price of the Common Stock thereof in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). One-half of the principal amount of the Notes is convertible into shares of Common Stock beginning on August 13, 1998 and the remainder beginning on November 11, 1998. The Shares issuable as interest on the Notes are subject to adjustment and could be more or less than the estimated amount listed herein depending on the future market price of the Common Stock. The Warrants are exercisable between August 13, 1998 and May 15, 2001. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but the Company will receive the proceeds from the exercise of the Warrants by the Selling Stockholders. See "Use of Proceeds."

         The Common Stock is traded on the Nasdaq National Market (the "NNM") under the symbol "ISCO." On June 8, 1998, the closing price of the Common Stock as reported on the NNM was $2.1875 per share. The Selling Stockholders may, from time to time during the effectiveness of this registration, sell the Shares on the NNM, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

         AN INVESTMENT IN THE SHARES OFFERED HEREBY ENTAILS A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                         ___________________________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                         ___________________________

        The date of this Prospectus is                           , 1998

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                            AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Copies of reports, proxy statements and other information regarding registrants that file electronically are available on the Commission's Web site at http://www.sec.gov. The Common Stock is traded on the NNM, and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments, exhibits and schedules thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained herein concerning the provisions of any document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1997;

         2. The Company's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1998;

         3. The Company's Current Reports on Form 8-K, dated January 16, 1998, April 22, 1998 and May 18, 1998;

         4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed August 23, 1993 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description; and

         5. The description of the preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed February 12, 1996 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal executive office: Illinois Superconductor Corporation, 451 Kingston Court, Mt. Prospect, Illinois 60056, Attention:
Secretary (telephone: (847) 391-9400).

                                  RISK FACTORS

         Because the Company wants to provide investors with more meaningful and useful information, this Prospectus contains, and incorporates by reference, certain forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act) that reflect the Company's current expectations regarding the future results of operations and performance and achievements of the Company. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and assumptions, including the factors set forth in the following Risk Factors, which could cause the Company's future results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

         An investment in the Shares offered hereby entails a high degree of risk. In addition to the other information in this Prospectus, or incorporated by reference herein, prospective investors should carefully consider the following Risk Factors before purchasing any of the Shares offered hereby.

UNCERTAIN MARKET ACCEPTANCE OF SUPERCONDUCTING TELECOMMUNICATIONS PRODUCTS

         The Company's radio frequency ("RF") filter products, which are based on the Company's high temperature superconductor ("HTS") technology, have not been sold in significant quantities and there is no assurance that a substantial market will develop for the Company's products. The Company's customers establish demanding specifications for performance and reliability. There can be no assurance that the Company's RF filter products will continue to pass product performance and reliability tests by cellular and Personal Communications Services ("PCS") service providers. There can also be no assurance that the Company's products will operate reliably on a long-term basis, that the Company will be able to manufacture adequate quantities of any products it develops at commercially acceptable costs or on a timely basis or that any of the Company's current or future products will achieve market acceptance. The Company has experienced, and may continue to experience, quarterly fluctuations in its results of operations as its RF filter products attempt to gain market acceptance while being subject to the lengthy purchase processes of customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on the Company's business, operating results and financial condition.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; AND UNCERTAINTY OF FINANCIAL
RESULTS
         The Company was founded in October 1989 and to date has been engaged principally in research and development ("R&D"), product testing, manufacturing and marketing activities. The Company has only recently begun to generate limited revenues from the sale of its RF filter products. Prior to the commencement of these sales, the majority of the Company's revenues were derived from R&D contracts, primarily from the U.S. government. The Company does not expect revenues to increase dramatically until it ships a significant amount of its RF products. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of product commercialization.

         The Company has incurred substantial net losses in each year since its inception and as of March 31, 1998 had an accumulated deficit of approximately $40.5 million. The Company expects to continue to incur operating losses through at least the end of 1998 as it continues to devote significant financial resources to its product development, manufacturing, marketing and sales efforts. Even if the Company is able to overcome the significant remaining manufacturing and marketing hurdles necessary to sell significant quantities of its RF filter products, there can be no assurance that the Company will ever achieve a profitable level of operations or, if profitability is achieved, that it can be sustained.

FUTURE CAPITAL NEEDS
         To date, the Company has financed its operations primarily through public and private equity and debt financings that have raised approximately $59.4 million, net of related expenses. Although the Company believes that its current funds are sufficient to finance the Company's operations as planned through at least the end of June 1999, the Company may require additional funds to finance its product development, manufacturing and marketing activities thereafter. In addition, the Company has granted a right of first offer to the Selling Stockholders to participate in certain future private placements of securities, which is exercisable during the period any Selling Stockholder's Notes or Warrants are outstanding. This right of first offer could adversely impair the Company's ability to obtain additional financing. If additional funds are raised by issuing other equity securities, further dilution to existing or future stockholders is likely to result. If adequate funds are not available on acceptable terms when needed, the Company may be required to delay, scale-back or eliminate the manufacturing, marketing or sales of one or more of its products or research and development programs, or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or potential products that the Company would not otherwise relinquish. Inadequate funding also could impair the Company's ability to compete in the marketplace. In addition, the failure by the Company to obtain adequate funding could impair its ability to maintain a level of net tangible assets required to maintain its listing on the Nasdaq National Market. The failure to maintain such listing could have a material adverse effect on the liquidity of the Common Stock.

         The Company regularly examines opportunities to expand its technology base and product line through means such as licenses, joint ventures and acquisitions of assets or ongoing businesses, and may issue securities in connection with such transactions. However, no commitments to enter into or pursue any such transactions have been made at this time, and there can be no assurance that any such discussions will result in any such transaction being concluded.

         In December 1996, the Company received an aggregate of approximately $4,400,000 from the exercise of warrants that were issued in the Company's private placement completed in November 1995, approximately $1,100,000 of which was in the form of promissory notes. Approximately $700,000 in principal amount of these promissory notes remains outstanding as of the date hereof.
The Company has filed a lawsuit to collect repayment of these promissory notes, including accrued interest. The debtors have filed a counterclaim against the Company, and the Company has filed a motion to dismiss such counterclaim.
There can be no assurance when or if such promissory notes will be repaid and a further delay or failure in repayment could adversely effect the Company's cash flow and liquidity.

VOLATILITY OF COMMON STOCK PRICE
         The market price of the Common Stock, like that of many other high-technology companies, has fluctuated significantly and is likely to continue to fluctuate in the future. Since June 1, 1997, the closing price has ranged from a low of $0.87 per share to a high of $12.75 per share. Announcements by the Company or others regarding the receipt of customer orders, quarterly variations in operating results, additional equity or debt financings, changes in recommendations of securities analysts, results of customer field trials, scientific discoveries, technological innovations, litigation, product developments, patent or proprietary rights, government regulation and general market conditions may have a significant impact on the market price of the Common Stock.

LIMITED EXPERIENCE IN MANUFACTURING, MARKETING AND SALES
         For the Company to be financially successful, it must manufacture its products in substantial quantities, at acceptable costs and on a timely basis. Although the Company to date has produced limited quantities of its products for commercial installations and for use in development and customer field trial programs, production of large quantities at competitive costs presents a number of technological and engineering challenges for the Company, and there can be no assurance that the Company will be able to manufacture such products in sufficient volume. The Company has limited experience in manufacturing, and substantial costs and expenses may be incurred in connection with attempts to manufacture substantial quantities of the Company's products. No assurance can be given that the Company will be able to make the transition to full commercial production successfully.

         The Company's marketing and sales experience to date is very limited. The Company will be required to further develop its marketing and sales force in order to effectively demonstrate the advantages of its products over more traditional products, as well as competitive superconductive products. The Company may also elect to enter into agreements or relationships with third parties regarding the commercialization or marketing of its products. If the Company enters into such agreements or relationships, it will be substantially dependent upon the efforts of others in deriving commercial benefits from its products. There can be no assurance that the Company will be able to establish adequate sales and distribution capabilities, that it will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms or that any third parties with whom it enters into such arrangements will be successful in marketing the Company's products.

COMPETITION
         The wireless telecommunications equipment market is very competitive. The Company's products compete directly with products which embody existing and future competing commercial technologies. In particular, in cellular telecommunications applications, the Company competes with conventional RF component manufacturers whose products are currently in use by the Company's potential customers. Many of these companies have substantially greater financial resources, larger R&D staffs and greater manufacturing and marketing capabilities than the Company. Other emerging wireless technologies may also provide protection from RF interference and offer enhanced range to cellular and PCS service providers at lower prices and may therefore compete with the Company's products. There can be no assurance that high performance RF filters will become a preferred technology to address the needs of cellular and PCS service providers. Failure of the Company's products to improve performance sufficiently, reliably, or at an acceptable price or to achieve commercial acceptance or otherwise compete with conventional technologies will have a material adverse effect on the Company's business, operating results and financial condition.

         Although the market for superconductive electronics currently is small and in the early stages of development, the Company believes it will become intensely competitive, especially if products with significant market potential are successfully developed. In addition, if the superconducting industry develops, additional competitors with significantly greater resources are likely to enter the field. In order to compete successfully, the Company must develop and maintain technologically advanced products, attract and retain highly qualified personnel, obtain additional patent or other protection for its technology and products and manufacture and market its products, either alone or with third parties. There can be no assurance that the Company will be able to achieve these objectives. Failure to do so would have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF GROWTH
         The Company's growth to date has caused, and will continue to cause, a significant strain on its management, operational, financial and other resources. The Company's ability to manage its growth effectively will require it to implement and improve its operational, financial, manufacturing and management information systems and expand, train, manage and motivate its employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to product development and marketing and sales efforts could have an adverse effect on the Company's performance in the next several quarters. If the Company were to receive substantial orders, the Company may have to expand its current facility, which could cause an additional strain on the Company's management personnel and development resources. The failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE; POSSIBLE PURSUIT OF OTHER MARKET OPPORTUNITIES
         The field of superconductivity is characterized by rapidly advancing technology. The success of the Company will depend in large part upon its ability to keep pace with advancing superconducting technology, high performance RF filter design and efficient, low cost cryogenic technologies. Rapid changes have occurred, and are likely to continue to occur, in the development of superconducting materials and processes. The Company will have to continue to improve its ability to fabricate thick-film HTS devices, design high performance RF filters and efficient cryogenic subsystems and produce significant quantities of products based on these improvements. There can be no assurance that the Company's development efforts will not be rendered obsolete by the adoption of alternative solutions to current wireless operator problems or by technological advances made by others, or that other materials or processes, including other superconducting materials or fabrication processes, will not prove more advantageous for the commercialization of high performance wireless products than the materials and processes selected by the Company.

         Because HTS product development is a new and emerging field, there may in the future be new opportunities that are more attractive than those initially identified by the Company for its targeted markets. As a result, there is no assurance that the Company will not elect in the future to commit its resources to such other potentially more attractive market opportunities. Such election may require the Company to limit or abandon its current focus on developing, manufacturing, marketing and selling HTS products for cellular, PCS and other telecommunications markets. The risks associated with other markets may be different from the risks associated with the cellular, PCS and other wireless telecommunications markets.

FOCUS ON WIRELESS TELECOMMUNICATIONS MARKET; CURRENT AND FUTURE COMPETITIVE TECHNOLOGIES
         The Company has selected the wireless telecommunications market, in particular the cellular and PCS markets, as the first principal target market for its superconductor-based products. The devotion of substantial resources to the wireless telecommunications market makes the Company vulnerable to adverse changes in this market. Adverse developments in the wireless telecommunications market, which could come from a variety of sources, including future competition, new technologies or regulatory decisions, could affect the competitive position of wireless systems. Any adverse developments in the wireless telecommunications market during the foreseeable future would have a material adverse effect on the Company's business, operating results and financial condition.

         The Federal Communications Commission ("FCC") has adopted rules that provide preferential licensing treatment for parties that develop new communications services and technologies. These developments and further technological advances may make available other alternatives to cellular or PCS service, thereby creating additional sources of competition. There can be no assurance that competition to cellular or PCS technologies will not adversely affect the market for the Company's products, or result in changes in the Company's development and manufacturing programs.

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS
         To date, the Company's marketing and sales efforts have focused on major cellular service providers in retrofit applications and, to a lesser extent, on PCS operators and cellular and PCS orignal equipment manufacturers ("OEMs"). The Company expects that if its RF filter products achieve market acceptance, a limited number of wireless service providers and OEMs will account for a substantial portion of its revenue during any period. Sales of many of the Company's RF filter products depend in significant part upon the decision of prospective customers and current customers to adopt and expand their use of the Company's products. Wireless service providers and the Company's other customers are significantly larger than, and are able to exert a high degree of influence over, the Company. Customers' orders are affected by a variety of factors such as new product introductions, regulatory approvals, end user demand for wireless services, customer budgeting cycles, inventory levels, customer integration requirements, competitive conditions and general economic conditions. The loss of one or more of the Company's customers or the failure to attract new customers would have a material adverse effect on the Company's business, operating results and financial condition.

LENGTHY SALES CYCLES
         Wireless service providers, wireless equipment OEMs and the Company's other customers are significantly larger than, and are able to exert a high degree of influence over, the Company. Prior to selling its products to these customers, the Company must generally undergo lengthy approval and purchase processes. Technical and business evaluation by potential customers can take up to a year or more for products based on new technologies such as HTS. The length of the approval process is affected by a number of factors, including, among others, the complexity of the product involved, priorities of the customers, budgets and regulatory issues affecting customers. There can be no assurance that the Company will obtain the necessary approvals or that ensuing sales of such products will occur. There can also be no assurance that the length of its customers' approval process or delays will not have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON LIMITED SOURCES OF SUPPLY
         Certain parts and components used in the Company's RF filter products, including substrates and cryogenic refrigerators, are only available from a limited number of sources. The Company's reliance on these limited source suppliers exposes the Company to certain risks and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capabilities, quality and costs. Any reduced availability of such parts or components when required could materially impair the Company's ability to manufacture and deliver its products on a timely basis and result in the cancellation of orders, which could have material adverse effect on the Company's business, operating results and financial condition. In addition, the purchase of certain key components involves long lead times and, in the event of unanticipated increases in demand for the Company's products, the Company may not be able to manufacture products in a quantity sufficient to meet its customers' demand in any particular period. The Company has no guaranteed supply arrangements with its limited source suppliers, does not maintain an extensive inventory of parts or components, and customarily purchases parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. Business disruption, production shortfalls or financial difficulties of a limited source supplier could materially and adversely effect the Company by increasing product costs or reducing or eliminating the availability of such parts or components. In such events, the inability of the Company to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the Company's ability to manufacture and deliver its products on a timely basis and could have a material adverse effect on its business, operating results and financial condition.

INTELLECTUAL PROPERTY AND PATENTS
         The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing upon the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any Company products are based. As of June 1, 1998, the Company owns 14 U.S. patents and has filed and is actively pursuing applications for 22 other U.S. patents, and is the licensee of nine U.S. patents and patent applications held by others. One of the Company's patents is jointly owned with Lucent Technologies, Inc., formerly a subsidiary of AT&T. The Company believes that, since the discovery of HTS materials in 1986, a large number of patent applications have been filed worldwide and many patents have been granted in the U.S. relating to HTS materials. The claims in those patents often appear to overlap and there are interference proceedings pending in the United States Patent and Trademark Office (not currently involving the Company) regarding rights to inventions claimed in some of the HTS materials patent applications. The Company also believes there are a large number of patents and patent applications covering RF filter products and other products and technologies that the Company is pursuing. Accordingly, the patent positions of companies using HTS materials technologies and RF technologies, including the Company, are uncertain and involve complex legal and factual questions. No assurance can be given that the patent applications filed by the Company or by the Company's licensors will result in issued patents or that the scope and breadth of any claims allowed in any patents issued to the Company or its licensors will exclude competitors or provide competitive advantages to the Company. In addition, there can be no assurance that any patents issued to the Company or its licensors will be held valid if subsequently challenged or that others will not claim rights in the patents and other proprietary technologies owned or licensed by the Company or that others have not developed or will not develop similar products or technologies without violating any of the Company's proprietary rights. Furthermore, the Company's loss of any license to technology that it now has or acquires in the future may have a material adverse effect on the Company's business, operating results and financial condition.

         Some of the patents and patent applications owned or licensed by the Company are subject to non-exclusive, royalty-free licenses held by various governmental units. These licenses permit these U.S. government units to select vendors other than the Company to produce products for the U.S. Government which would otherwise infringe the Company's patent rights which are subject to the royalty-free licenses. In addition, the U.S. Government has the right to require the Company to grant licenses (including exclusive licenses) under such patents and patent applications or other inventions to third parties in certain instances.

         Patent applications in the U.S. are currently maintained in secrecy until patents are issued and in foreign countries this secrecy is maintained for a period of time after filing. Accordingly, publication of discoveries in the scientific literature or of patents themselves or laying open of patent applications in foreign countries tends to lag behind actual discoveries and filing of related patent applications. Due to this factor and the large number of patents and patent applications related to HTS materials, RF technologies and other products and technologies that the Company is pursuing, comprehensive patent searches and analyses associated with HTS materials, RF technologies and other products and technologies that the Company is pursuing are often impractical or not cost-effective. As a result, the Company's patent and literature searches cannot fully evaluate the patentability of the claims in the Company's patent applications or whether materials or processes used by the Company for its planned products infringe or will infringe upon existing technologies described in U.S. patents or may infringe upon claims in patent applications made available in the future. Because of the volume of patents issued and patent applications filed relating to HTS materials, RF technologies and other products and technologies that the Company is pursuing, the Company believes there is a significant risk that current and potential competitors and other third-parties have filed or will file patent applications for, or have obtained or will obtain, patents or other proprietary rights relating to materials, products or processes used or proposed to be used by the Company. In any such case, to avoid infringement, the Company would have to either license such technologies or design around any such patents. There can be no assurance that the Company will be able to obtain licenses to such technologies or that, if obtainable, such licenses would be available on terms acceptable to the Company or that the Company could successfully design around these third-party patents.

         Participation in litigation or patent office proceedings in the U.S. or other countries, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued or licensed to the Company, to defend the Company against infringement claims made by others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse outcome in any such proceedings could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and/or require the Company to cease using certain technologies, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company believes that a number of patent applications, including applications filed by International Business Machines Corporation, Lucent Technologies, Inc., and other potential competitors of the Company are pending that may cover the useful compositions and uses of certain HTS materials including yttrium barium copper oxide ("YBCO"), the principal HTS material used by the Company in its present and currently proposed products. Therefore, there is a substantial risk that one or more third parties may be granted patents covering YBCO and other HTS materials and their uses, in which case the Company could not use these materials without an appropriate license. As with other patents, the Company has no assurance that it will be able to obtain licenses to any such patents for YBCO or other HTS materials or their uses or that such licenses would be available on commercially reasonable terms. Any of these problems would have a material adverse effect on the Company's business, operating results and financial condition.

GOVERNMENT REGULATIONS
         Although the Company believes that its wireless telecommunications products themselves would not be subject to licensing by, or approval requirements of, the FCC, the operation of base stations is subject to FCC licensing and the radio equipment into which the Company's products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. The Company's ability to sell its wireless telecommunications products will be dependent on the ability of wireless base station equipment manufacturers and wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order for them to be acceptable to base station equipment manufacturers and to base station operators, the characteristics, quality and reliability of the Company's base station products must enable them to meet FCC technical standards. Any failure to meet such standards or delays by base station equipment manufacturers and wireless base station operators in obtaining the necessary approvals or licenses could have a material adverse effect on the Company's business, operating results and financial condition.
In addition, HTS RF filters are on the U.S. Department of Commerce's export regulation list and therefore exportation of such RF filters to certain countries may be restricted or subject to export licenses.

         The Company uses certain hazardous materials in its research, development and manufacturing operations. As a result, the Company is subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require the Company to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. The Company believes it is in material compliance with all environmental regulations and to date the Company has not had to incur significant expenditures for preventive or remedial action with respect to the use of hazardous materials. However, there can be no assurance that the operations, business or assets of the Company will not be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, there is the risk of accidental contamination or injury from these materials. In the event of an accident, the Company could be held liable for any damages that result. Furthermore, the use and disposal of hazardous materials involves the risk that the Company could incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed the Company's resources or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL
         The Company's success will depend in large part upon its ability to attract and retain highly qualified management, manufacturing, marketing, sales and R&D personnel. Due to the specialized nature of the Company's business, it may be difficult to locate and hire qualified personnel. The loss of services of one of its executive officers or other key personnel, or the failure of the Company to attract and retain other executive officers or key personnel, could have a material adverse effect on the Company's business, operating results and financial condition.

BUSINESS INTERRUPTIONS AND DEPENDENCE ON A SINGLE U.S. FACILITY
         The Company's primary operations, including engineering, manufacturing, research, distribution and general administration, are housed in a single facility in Mount Prospect, Illinois. Any material disruption in the Company's operations, whether due to fire, natural disaster, power loss or otherwise, could have a material adverse effect on the Company's business, operating results and financial condition.

SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE
         The sale of a substantial number of shares of Common Stock by the Company or any of its significant stockholders, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. In addition, in connection with the Registration Statement of which this Prospectus is a part, a presently indeterminate number of additional Shares, which may be issuable as payment of interest thereon, are being registered by the Company for public resale in accordance with Rule 416 under the Securities Act. The increase in the number of outstanding shares of Common Stock that are available for sale without restriction due to the registration of the Shares and the perception that a substantial number of the Shares may be sold by the Selling Stockholders, or the actual sale of a substantial number of the Shares by the Selling Stockholders, could adversely affect the market price of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities in the future at a time and price that the Company deems appropriate.

         The Company currently has outstanding warrants to purchase 4,768,687 shares of Common Stock at a weighted average exercise price of $4.50 per share and options to purchase 1,220,356 shares of Common Stock at a weighted average exercise price of $7.45 per share (888,008 of which have not yet vested) issued to employees, directors and consultants pursuant to the Company's Amended and Restated 1993 Stock Option Plan, as amended, and individual agreements with management and directors of the Company. In order to attract and retain key personnel, the Company may issue additional securities, including stock options, in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to benefit from a rise in the market price of the Common Stock.

DILUTION AND DIVIDEND POLICY
         The conversion of Notes or the exercise of options and warrants, including the Warrants, as well as the sale by the Company of additional securities and/or rights to purchase such securities, would likely have an adverse or dilutive effect on the market value of the Common Stock, including the shares of Common Stock being offered hereby. The Company also may in the future offer equity participation in connection with the obtaining of non-equity financing, such as debt or leasing arrangements accompanied by warrants to purchase equity securities of the Company. This could also have a dilutive effect upon the holders of Common Stock.

         The Company has never paid a cash dividend on its Common Stock and does not expect to do so in the foreseeable future. Interest on the Notes is payable at the rate of 2% per annum and is payable in cash or shares of Common Stock at the option of the Company.

ANTI-TAKEOVER PROVISIONS
         The Company has certain provisions which may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. In February 1996, the Board of Directors of the Company (the "Board of Directors") adopted a stockholders rights plan (the "Rights Plan"). By causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, the Series A Rights and Series B Rights of the Rights Plan may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders. In addition, the Company's Certificate of Incorporation and Bylaws contain provisions that include (i) a requirement that stockholder action may be taken only at stockholders meetings; (ii) the authority of the Board of Directors to issue series of the Company's preferred stock with such voting rights and other powers as the Board of Directors may determine; (iii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings; and (d) the classification of the Board of Directors into three classes, each serving for staggered three-year terms.

                             RECENT DEVELOPMENTS
         Reference is made to Note 14 to the Notes to the Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and "Item 1. Legal Proceedings" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "Form 10-Q"), wherein is reported information concerning litigation involving the Company. With respect to the litigation brought by Mr. Sheldon Drobny against the Company in November 1997 reported in the Form 10-Q, which information is hereby incorporated by reference herein, further proceedings on Mr. Drobny's motion seeking voluntary dismissal of his complaint and the case were continued to July 20, 1998. With respect to the litigation between the Company and Jerome H. Lipman, individually and on behalf of all others similarly situated, against the Company and eight of its former or current directors reported in the Form 10-Q, which information is hereby incorporated by reference herein, at a hearing on June 1, 1998, the Court granted the Company's and the Board's motion to dismiss the complaint with leave to amend by June 30, 1998. Concurrently, Mr. Lipman withdrew his motion to amend the proposed putative class and certify the class.

                               USE OF PROCEEDS
         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. If and when all or a portion of the Warrants are exercised and up to 4,140,000 Shares are issued to the Selling Stockholders, the Company will receive the proceeds from the sale of such Shares to the Selling Stockholders. If the Warrants are exercised in full, the Company will receive $15,525,000. Such amount is intended to be used by the Company for working capital and other general corporate purposes, including funding of its product development programs, expansion of its sales and marketing efforts, and acquisition of manufacturing equipment.

                             SELLING STOCKHOLDERS
         The following table sets forth, as of June 8, 1998, certain information regarding the beneficial ownership of the outstanding Common Stock by the Selling Stockholders, consisting of the Shares which the Selling Stockholders may be issued upon conversion of the Notes, the Shares which the Selling Stockholders may be issued as interest on the Notes and the Shares which the Selling Stockholders may acquire upon exercise of the Warrants, both before the offering of the Shares and as adjusted to reflect the sale of the Shares.

                                                                                     BENEFICIAL OWNERSHIP
                                                 SHARES                               AFTER OFFERING (2)
                                              BENEFICIALLY         NUMBER OF         -----------------------
                                               OWNED PRIOR        SHARES BEING       NUMBER OF
       NAME OF SELLING STOCKHOLDERS            TO OFFERING        OFFERED (1)         SHARES         PERCENT
-------------------------------------------  -----------------  ----------------   --------------  ------------
Alexander Finance, LP                          2,933,333(3)       4,412,953(3)            0(4)          0%(4)
Elliott Associates, L.P.                       1,955,124(5)       2,758,096(5)      121,791(4)        *   (4)
Westgate International, L.P.                   1,955,124(6)       2,758,096(6)      121,791(4)        *   (4)
State Farm Mutual Automobile
  Insurance Company                              958,333(7)       1,103,238(7)      225,000(8)       1.8  (8)
Spring Point Partners, L.P.                      238,333(9)         358,553(9)            0(4)         0  (4)

Spring Point Offshore Fund                        18,333(10)         27,581(10)           0(4)         0  (4)
------------------

*   Less than 1%.
(1) Represents the specified number of Shares that may be sold by the Selling Stockholders pursuant to this Prospectus; provided, however, that, pursuant to Rule 416 under the Securities Act, the Registration Statement of which this Prospectus is a part shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby (i) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the Company's number of outstanding shares of Common Stock or (ii) upon conversion of the Notes or the payment of interest thereon, pursuant to fluctuations in the price of the Common Stock thereof.
(2) Assumes the Selling Stockholders sell all of their Shares offered hereby to unaffiliated third parties pursuant to this Prospectus. The Selling Stockholders may sell all or part of their Shares.
(3) Alexander Finance, LP ("Alexander") holds $4 million principal amount of Notes (the "Alexander Note") which may be converted into 2,666,667 shares of Common Stock from time to time. Since $2 million principal amount of the Alexander Note is not convertible into Common Stock until November 11, 1998, 1,333,334 of such shares are not reflected as beneficially owned prior to the Offering. The 4,412,953 shares of Common Stock shown in the table as being offered includes (i) 2,666,667 shares of Common Stock into which the Alexander Note may be converted, (ii) 146,286 shares issuable as interest on the Alexander Note (based on a share price of $2.1875), and
    (iii) 1,600,000 shares of Common Stock issuable upon exercise of a Warrant exercisable within 60 days of the date of this prospectus. Interest on the Notes is payable at the rate of 2% per annum and is payable in cash or shares of Common Stock at the Company's option.
(4) The Purchase Agreement limits the conversion and exercise rights of such stockholder to the extent that the maximum number of shares of Common Stock held by such stockholder and its affiliates after such conversion of the Notes and/or exercise of its Warrant would exceed 4.9% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.
(5) Elliott Associates, L.P. ("Elliott") holds $2.5 million principal amount of Notes (the "Elliott Note") which may be converted into 1,666,667 shares of Common Stock from time to time. Since $1.25 million principal amount of the Elliott Note is not convertible into Common Stock until November 11, 1998, 833,334 of such shares are not reflected as beneficially owned prior to the Offering. The number of shares of Common Stock shown in the table as being beneficially owned before and after the Offering includes 17,391 shares issuable upon exercise of a presently exercisable warrant. The 2,758,096 shares of Common Stock shown in the table as being offered includes (i) 1,666,667 shares of Common Stock into which the Elliott Note may be converted, (ii) 91,429 shares issuable as interest on the Elliott Note (based on a share price of $2.1875), and (iii) 1,000,000 shares of Common Stock issuable upon exercise of a Warrant exercisable within 60 days of the date of this prospectus. Interest on the Notes is payable at the rate of 2% per annum and is payable in cash or shares of Common Stock at the Company's option.
(6) Westgate International, L.P. ("Westgate") holds $2.5 million principal amount of Notes (the "Westgate Note") which may be converted into 1,666,667 shares of Common Stock from time to time. Since $1.25 million principal amount of the Westgate Note is not convertible into Common Stock until November 11, 1998, 833,334 of such shares are not reflected as beneficially owned prior to the Offering. The number of shares of Common Stock shown in the table as being beneficially owned before and after the Offering includes 17,391 shares issuable upon exercise of a presently exercisable warrant. The 2,758,096 shares of Common Stock shown in the table as being offered includes (i) 1,666,667 shares of Common Stock into which the Westgate Note may be converted, (ii) 91,429 shares issuable as interest on the Westgate Note (based on a share price of $2.1875), and (iii) 1,000,000 shares of Common Stock issuable upon exercise of a Warrant exercisable within 60 days of the date of this prospectus. Interest on the Notes is payable at the rate of 2% per annum and is payable in cash or shares of Common Stock at the Company's option.
(7) State Farm Mutual Automobile Insurance Company ("State Farm") holds $1 million principal amount of Notes (the "State Farm Note") which may be converted into 666,667 shares of Common Stock from time to time. Since
    $0.5 million principal amount of the State Farm Note is not convertible into Common Stock until November 11, 1998, 333,334 of such shares are not reflected as beneficially owned prior to the Offering. The 1,103,238 shares of Common Stock shown in the table as being offered includes (i) 666,667 shares of Common Stock into which the State Farm Note may be converted, (ii) 36,571 shares issuable as interest on the State Farm Note (based on a share price of $2.1875), and (iii) 400,000 shares of Common Stock issuable upon exercise of a Warrant exercisable within 60 days of the date of this prospectus. Interest on the Notes is payable at the rate of 2% per annum and is payable in cash or shares of Common Stock at the Company's option.
(8) The Purchase Agreement limits the conversion and exercise rights of State Farm to the extent that the maximum number of shares of Common Stock held by State Farm and its affiliates after such conversion of the Notes and/or exercise of its Warrant would exceed 8.0% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.
(9) Spring Point Partners, L.P. ("SPP") holds $325,000 principal amount of
    Notes (the "SPP Note") which may be converted into 216,667 shares of Common Stock from time to time. Since $162,500 principal amount of the SPP Note is not convertible into Common Stock until November 11, 1998, 108,334 of such shares are not reflected as beneficially owned prior to the Offering. The 358,553 shares of Common Stock shown in the table as being offered includes (i) 216,667 shares of Common Stock into which the SPP Note may be converted, (ii) 11,886 shares issuable as interest on the SPP Note (based on a share price of $2.1875), and (iii) 130,000 shares of Common Stock issuable upon exercise of a Warrant exercisable within 60 days of the date of this prospectus. Interest on the Notes is payable at the rate of 2% per annum and is payable in cash or shares of Common Stock at the Company's option.
(10)Spring Point Offshore Fund ("SPOF") holds $25,000 principal amount of Notes (the "SPOF Note") which may be converted into 16,667 shares of Common
    Stock from time to time. Since $12,500 principal amount of the SPOF Note is not convertible into Common Stock until November 11, 1998, 8,334 of such shares are not reflected as beneficially owned prior to the Offering. The 27,581 shares of Common Stock shown in the table as being offered includes
    (i) 16,667 shares of Common Stock into which the SPOF Note may be converted,
    (ii) 914 shares issuable as interest on the SPOF Note (based on a share price of $2.1875), and (iii) 10,000 shares of Common Stock issuable upon exercise of a Warrant exercisable within 60 days of the date of this prospectus. Interest on the Notes is payable at the rate of 2% per annum and is payable in cash or shares of Common Stock at the Company's option.

                              PLAN OF DISTRIBUTION
         Pursuant to the Registration Rights Agreement dated as of May 15, 1998, by and between the Company and the Selling Stockholders (the "Registration Rights Agreement"), the Company agreed to file with the Commission by the 30th day following the issuance of the Notes, a registration statement registering for public resale additional shares of Common Stock which may in the future be issued to the Selling Stockholders upon the conversion of the Notes, as accrued interest for four years on the Notes and/or exercise of the Warrants. The Company also agreed to use its best efforts to cause such registration statement to be declared effective as promptly as possible after the filing thereof, but in any event prior to the 90th day following the issuance of such Notes (August 13, 1998). The Registration Statement of which this Prospectus is a part has been filed with the Commission pursuant to the Registration Rights Agreements. The Company has agreed that it will use all reasonable efforts to keep the registration statements effective for a period of four years commencing on the effective date of the applicable registration statement (or a shorter period if all of such Shares registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act prior to the expiration of the four-year period). The aggregate proceeds to the Selling Stockholders from the sale of Shares offered by the Selling Stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

         The Selling Stockholders may, from time to time, sell all or a portion of the Shares on the NNM, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the Conversion Price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (not to exceed an aggregate of $5,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS
         Certain legal matters with respect to the validity of the Shares will be passed upon for the Company by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.


                                    EXPERTS
         The financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

===================================         ===================================
 No dealer, sales representative
or any other person has been
authorized to give any information
or to make any representations in                  [LOGO]  ILLINOIS
connection with this offering other                        SUPERCONDUCTOR
than those contained in this                               CORPORATION
Prospectus, and, if given or made,
such information or representations                    11,418,515 SHARES
must not be relied upon as having
been authorized by the Company.
This Prospectus does not constitute
an offer to sell or a solicitation
of an offer to buy any securities                        COMMON STOCK
other than the shares of Common
Stock to which it relates or an
offer to, or a solicitation of, any
person in any jurisdiction where
such offer or solicitation would
be unlawful.  Neither the delivery of
this Prospectus nor any sale made
hereunder shall, under any
circumstances, create any implication
that there has been no change in the
affairs of the Company since the date
hereof or that the information
contained herein is correct as of any
time subsequent to the date hereof.                          -----------
____________________                                          PROSPECTUS
                                                             -----------
                TABLE OF CONTENTS

                                    PAGE
                                    ----
AVAILABLE INFORMATION . . . . . . .    2

INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE  . . . . .    3             , 1998

RISK FACTORS  . . . . . . . . . . .    4

RECENT DEVELOPMENTS . . . . . . . .   12

USE OF PROCEEDS . . . . . . . . . .   12

SELLING STOCKHOLDERS  . . . . . . .   13

PLAN OF DISTRIBUTION  . . . . . . .   15

LEGAL MATTERS . . . . . . . . . . .   16

EXPERTS . . . . . . . . . . . . . .   16
========================================     ===================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
         Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

                                                                 APPROXIMATE
                                                                    AMOUNT
                                                                 ------------
  Securities and Exchange Commission registration fee . . . . .      $ 7,377
  Nasdaq National Market listing fee  . . . . . . . . . . . . .       17,500
  Accountants' fees and expenses  . . . . . . . . . . . . . . .        5,000
  Legal fees and expenses . . . . . . . . . . . . . . . . . . .       20,000
  Miscellaneous expenses  . . . . . . . . . . . . . . . . . . .       10,123
                                                                 ------------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .      $60,000
                                                                =============

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS
         Article 9 of the Company's Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has entered into indemnity agreements with each of its directors. These agreements may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' liability insurance if available on reasonable terms.

         In addition, Article 8 of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or
(iv) for any transaction from which the director derives an improper personal benefit.

         Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

         The Company has obtained a directors' and officers' liability insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

         Under the Registration Rights Agreement, the Company has agreed to indemnify the Selling Stockholders and the Selling Stockholders has agreed to indemnify the Company and its directors, its officers, and certain control persons against certain liabilities and expenses incurred in connection with the Registration Statement, including with respect to their respective obligations under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
   3.1     Certificate of Incorporation of the Company, as amended.
   3.2*    Bylaws of the Company.
   4.1*    Specimen stock certificate representing Common Stock.
   4.2     Form of Senior Convertible Note dated May 15, 1998.
   4.3     Form of Warrant dated May 15, 1998.
   4.4     Rights  Agreement dated  as of  February  9, 1996,  by  and between  the  Company and  LaSalle
           National Trust, N.A., filed as the Exhibit to the Company's Registration Statement  on Form 8-
           A, filed February 12, 1996, and incorporated herein by reference.
   4.5     Securities  Purchase Agreement  dated as  of  May 15,  1998, by  and  between the  Company and
           Elliott  Associates, L.P.,  Westgate International,  L.P., Alexander  Finance, LP,  State Farm
           Mutual  Automobile Insurance  Company, Spring Point Partners,  L.P. and  Spring Point Offshore
           Fund.
   4.6     Registration  Rights Agreement  dated as  of May  15,  1998, by  and between  the  Company and
           Elliott  Associates, L.P.,  Westgate International,  L.P., Alexander  Finance, LP,  State Farm
           Mutual Automobile Insurance Company,  Spring Point  Partners, L.P. and  Spring Point  Offshore
           Fund.
   5       Opinion  of Katten  Muchin &  Zavis as  to the  legality  of the  securities being  registered
           (including consent).
  23.1     Consent of Ernst & Young LLP.
  23.2     Consent of Katten Muchin & Zavis (contained in its opinion filed as Exhibit 5 hereto).
  24       Power of Attorney (included on the signature page hereto).
------------------

* Incorporated by reference from the same exhibit number to the Company's Registration Statement on Form S-1 dated August 20, 1993, Reg. No. 33-67756.

ITEM 17.  UNDERTAKINGS
         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in thee successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Prospect, State of Illinois on the 9th day of June, 1998.

                                             ILLINOIS SUPERCONDUCTOR CORPORATION

                                             By:  /S/ EDWARD W. LAVES
                                                 ----------------------------
                                                 Edward W. Laves,
                                                 President and Chief Executive
                                                 Officer

                               POWER OF ATTORNEY
         Each person whose signature appears below hereby constitutes and appoints Edward W. Laves and Stephen G. Wasko and each of them his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys- in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on June 9, 1998 in the capacities indicated.

      SIGNATURE                           TITLE
-------------------------    --------------------------------------------
/S/ EDWARD W. LAVES          President, Chief Executive Officer
-------------------------    (Principal Executive Officer) and Director
    Edward W. Laves


/S/ STEPHEN G. WASKO         Vice President, Chief Financial Officer, Treasurer
-------------------------    and Secretary (Principal Financial and Accounting
    Stephen G. Wasko         Officer)


/S/ PETER S. FUSS
-------------------------
    Peter S. Fuss            Director


/S/ STEVEN LAZARUS
-------------------------
    Steven Lazarus           Director

/S/ ROBERT D. MITCHUM
-------------------------
    Robert D. Mitchum        Director


/S/ TERRY S. PARKER
-------------------------
    Terry S. Parker          Director

/S/ TOM L. POWERS
-------------------------
    Tom L. Powers            Director

/S/ ORA E. SMITH
-------------------------
     Ora E. Smith            Chairman of the Board and Director

                               INDEX TO EXHIBITS


EXHIBIT                                  EXHIBIT
 NUMBER
--------      ------------------------------------------------------------------
    3.1       Certificate of Incorporation of the Company, as amended.

    4.2       Form of Senior Convertible Note dated May 15, 1998.

    4.3       Form of Warrant dated May 15, 1998.

    4.4       Rights Agreement  dated as of  February 9, 1996, by and between the Company and LaSalle National Trust,  N.A., filed as the Exhibit to the Company's
              Registration Statement on  Form   8-A,  filed February 12, 1996,  and
              incorporated herein by reference.

    4.5       Securities Purchase Agreement dated  as of May  15, 1998, by and between  the
              Company  and   Elliott  Associates,  L.P.,   Westgate  International,   L.P.,
              Alexander  Finance,  LP,  State Farm  Mutual  Automobile Insurance  Company,
              Spring Point Partners, L.P. and Spring Point Offshore Fund.

    4.6       Registration Rights Agreement  dated as of May 15,  1998, by and between  the
              Company   and  Elliott   Associates,  L.P.,  Westgate   International,  L.P.,
              Alexander  Finance,  LP, State  Farm  Mutual  Automobile  Insurance Company,
              Spring Point Partners, L.P. and Spring Point Offshore Fund.

    5         Opinion of Katten Muchin  & Zavis as to the  legality of the securities being registered (including consent).

   23.1       Consent of Ernst & Young LLP.

   23.2       Consent  of  Katten  Muchin  &  Zavis  (contained in  its  opinion  filed  as
              Exhibit 5 hereto).

   24         Power of Attorney (included on the signature page hereto).